EX-99.77Q1 OTHER EXHB

THE MEXICO EQUITY AND INCOME FUND, INC.

ARTICLES OF AMENDMENT TO THE ARTICLES SUPPLEMENTARY

      The Mexico Equity and Income Fund, Inc., a Maryland corporation (the "Corporation")
hereby certifies to the State Department of Assessment and Taxation of Maryland that the
Articles Supplementary of the corporation is hereby amended as follows:
 Subsection (a)(iv)(G) shall be replaced in its entity with the following language:
"(G) The Corporation shall have no other rights of repurchase or redemption with respect to the preferred stock, except as set forth above and in subsection (vii)."
 The following subsection shall be added to the end of Article IV:
      "(vii) REDEMPTION
            (A)  The Board may, in its sole discretion, redeem all but not less than all of the then outstanding shares of its preferred stock at a price per share equal to 98% of NAV per share, on a date to be determined by the
Board.  Under such circumstances, the Corporation shall provide no less than 30 days' notice to the holders of the preferred stock that the shares will be redeemed.
            (B) Notice of any redemption pursuant to this subsection shall be sent by or on behalf of the Corporation prior to the date specified for redemption in such notice, by first class mail, postage prepaid, to all holders of record of the preferred stock at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the preferred stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective.  In addition to any information required by law, such notice shall state: (i) the redemption date, (ii) the redemption price, and
(iii) the procedures that the holders must follow to redeem such shares.
            (C) If notice has been mailed in accordance with this
subsection and provided that the Corporation pays, or sets aside for payment, the applicable redemption price, on or before the redemption date specified in such notice, then, from and after the redemption date, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of preferred stock, and all rights of the holders thereof as stockholders of the Corporation
(except the right to receive from the Corporation the redemption price) shall cease.  Upon surrender, in accordance with said notice, any shares so redeemed shall be redeemed by the Corporation at the redemption price.
            (D) If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the preferred stock in accordance with this subsection, the Corporation shall redeem on such redemption date the number of shares of preferred stock for which it shall have legally available funds, or is otherwise able, to redeem ratably from each holder thereof, and the remainder of the shares of preferred stock shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon notice of redemption.
 This amendment of the Articles Supplementary of the Corporation has been approved by the directors and shareholders.
 We, the undersigned President and Secretary, swear under penalties of perjury that the foregoing is a corporate act.

/s/Luis Calzada     /s/Maria Eugenia Pichardo
Luis Calzada      Maria Eugenia Pichardo
Secretary      President

The Mexico Equity and Income Fund, Inc.
615 East Michigan Street, 4th Floor
Milwaukee, WI 53202